Exhibit 23
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 of Flamel Technologies S.A., dated October 5, 2006 (No. 333-137844), May 31, 2006 (No. 333-134638), January 6, 2004 (No. 333-111725), October 14, 2003 (No. 333-109693) and September 15, 2000 (No. 333-12542), of our report dated May 7, 2008, with respect to the consolidated financial statements of Flamel Technologies S.A. and the effectiveness of internal control over Financial Reporting of Flamel Technologies S.A., included in this Annual Report under Form 20-F for the year ended December 31, 2007.
Lyon, France, May 7, 2008
The Independent Registered Public Accounting Firm
ERNST & YOUNG Audit
Represented by
Jean-Luc Desplat